Exhibit (g)(3)

AMENDMENT TO

CUSTODY AND INVESTMENT ACCOUNTING AGREEMENT

AMENDMENT dated March 30, 2010 to the Custody and Investment Accounting Agreement (the “Agreement”) entered into on January 1, 2000 by and between State Street Bank and Trust Company (“State Street”), PIMCO Funds: Multi-Manager Series, PIMCO Funds: Pacific Investment Management Series, and Pacific Investment Management Company LLC (“PIMCO”). Capitalized terms used in this Amendment without definition shall have the respective meanings given to such terms in the Agreement and amendment described herein.

WHEREAS, the Parties amended the Agreement on June 8, 2001 to reflect revisions to Rule 17f-5 and the adoption of Rule 17f-7 under the 1940 Act; and

WHEREAS, PIMCO Funds: Multi-Manager Series and PIMCO Funds: Pacific Investment Management Series changed their names to Allianz Funds and PIMCO Funds, respectively, on March 3, 2005 (together, the “Existing Funds”); and

WHEREAS, PIMCO provides or procures certain supervisory and administrative services to the PIMCO Funds pursuant to a Supervision and Administration Agreement, as amended from time to time, and is authorized by Allianz Global Investors Fund Management LLC, the administrator for the Allianz Funds pursuant to an administrative contract (“AGIFM”), to enter into this Agreement and subsequent amendments on behalf of the Allianz Funds, until such time as AGIFM or other authorized party shall itself enter into this Agreement or subsequent amendments on behalf of the Allianz Funds; and

WHEREAS, PIMCO has been retained to provide or procure certain supervisory and administrative services to PIMCO Equity Series (the “Equity Series”) pursuant to a Supervision and Administration Agreement entered into on March 30, 2010 between PIMCO and the Equity Series; and

WHEREAS, pursuant to the Agreement, State Street is appointed as custodian of the assets of each Existing Fund’s investment portfolio(s) and as each Existing Fund’s agent to perform certain investment accounting and recordkeeping functions; and

WHEREAS, PIMCO desires to amend the Agreement to appoint State Street as the custodian and investment accounting and recordkeeping agent for the investment portfolio of the Equity Series and each series thereof (each, an “Equity Fund”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the Parties hereby agree to amend the Agreement pursuant to the terms thereof, as follows:

I.	Equity Series and Equity Funds

A.	The Equity Series is hereby added to Schedule A to the Agreement.

B.	The definition of “Fund,” as used in the Agreement, is hereby amended to include the Equity Series.

C.	The definition of “Portfolio,” as used in the Agreement, is hereby amended to include the relevant assets of all currently existing investment portfolios of the Equity Series and any investment portfolio thereof created in the future.

II.	Confidentiality

Section 9 of the Agreement is hereby deleted, and new Section 9 of the Agreement is hereby added, as of the effective date of this Amendment, as set forth below.

CONFIDENTIALITY. The parties hereto agree that each shall treat confidentially all information provided by each party to the other party regarding its business and operations. All confidential information provided by a party hereto shall be used by any other party hereto solely for the purpose of rendering or receiving services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party. The foregoing shall not be applicable to any information (i) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, or that is independently derived by any party hereto without the use of any information provided by the other party hereto in connection with this Agreement, (ii) that is required in any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, or by operation of law or regulation, or (iii) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld. Notwithstanding anything herein to the contrary, the Custodian and its affiliates may report and use nonpublic portfolio holdings information of its clients, including a Fund or Portfolio, on an aggregated basis with all or substantially all other client information and without specific reference to any Fund or Portfolio.

III.	Multiple Portfolios

The following new sentence is added immediately after the last sentence of Section 10, Paragraph “A”:

The assets of one Portfolio cannot be used to satisfy the liabilities or obligations of another Portfolio under this Agreement.

IV.	Information Privacy Standards

The following new Paragraph “K” is added to Section 11 of the Agreement:

INFORMATION PRIVACY STANDARDS. The Custodian will comply with all federal and state privacy laws that it deems applicable to its custody business, including 201 CMR 17.00 et seq., Massachusetts Standards for the Protection of Personal Information, as amended.

V.	Other

This Amendment may not be assigned by either party without the consent of the other party.

Except as expressly provided herein, the Agreement shall remain in full force and effect in accordance with its terms.

The Parties represent and warrant that all of the representations, warranties and undertakings made in the Agreement continue to be true as of the date of this Amendment and will continue in full force and effect until further notice.

VI.	Effectiveness

This Amendment shall be effective upon its execution hereof and may be executed in counterparts, each of which shall be deemed to be an original.

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IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be executed in its name and behalf by its duly authorized representative as of the date first above written.

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Kenneth A. Bergeron

	Name:	Kenneth A. Bergeron

	Title:	Senior Vice President

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:	/s/ John P. Hardaway

	Name:	John P. Hardaway

	Title:	Executive Vice President

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